Exhibit 99.1

Tier Technologies, Inc.
10780 Parkridge Blvd., Suite 400
Reston, VA 20191
CONTACT:
Matt Brusch, Director of Communications
mbrusch@tier.com
(571) 382-1048

Tier Technologies Announces Preliminary Unaudited Financial Results

RESTON, Va., June 8, 2006 – Tier Technologies, Inc. (OTC: TIER), today released preliminary unaudited financial results for the fiscal year ended September 30, 2005 and for the quarter ended December 31, 2005. Currently, these financial results are being reviewed by our auditors. Therefore, it is possible that the financial results discussed herein could change significantly.

Unaudited Preliminary Fiscal 2005 Results of Operations

Based on these preliminary financial results, Tier’s revenues were $150.6 million during fiscal 2005. Our basic and diluted earnings per share were $0.07 in fiscal 2005.

Unaudited Preliminary Fiscal 2006 First Quarter Results

During the quarter ended December 31, 2005, Tier’s revenues were $38.5 million, and net income was $0.4 million or $0.02 per basic and diluted share. Pre-tax operating costs and expenses exceeded revenues by $0.3 million in the quarter. The $0.3 million pre-tax operating loss incurred during the quarter ended December 31, 2005 includes $1.0 million of costs incurred to reconcile the accounts of one of our payment processing centers, plus $0.3 million of compensation expenses associated with the implementation of SFAS No. 123R—Share-Based Payment.

The audit and review of our historical financial statements is ongoing. Accordingly, we are not in a position to refile our historical financial statements or to file our Annual Report on Form 10-K for fiscal year 2005, or our Quarterly Reports on Form 10-Q for the fiscal periods ended December 31, 2005 or March 31, 2006. Tier is making every effort to help our auditors complete their work as quickly as possible, and will file its restatements when this work is completed.

“As demonstrated by these unaudited financial statements,” said Ronald L. Rossetti, Chief Executive Officer, “Tier is a healthy, growing company. With revenues in fiscal year 2005 of $151 million, approximately $65 million in cash, cash equivalents and investments and no debt, Tier is clearly financially stable, and well positioned for continued future growth.”

About Tier

Tier Technologies, Inc. offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include more than 2,200 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions, and through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the predictions for timing of filing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s fiscal 2002, 2003 and 2004 financial statements; the impact of governmental investigations; risks that the Company’s independent auditors might have audit adjustments that results in additional delay in the restatement process; and risks that the Company’s inability to complete the restatement of its financial statements will impact operations. For a discussion of the factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended September 30, 2004, our most recent quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as other filings with the SEC.

(Financial tables follow)

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TIER TECHNOLOGIES, INC.
Consolidated Balance Sheets

PRELIMINARY / UNAUDITED

	December 31,	September 30,
(in thousands)	2005	2005
ASSETS
Cash and cash equivalents	$18,252	$28,317
Investments in marketable securities	46,832	36,493

	65,084	64,810
Other current assets	29,096	26,271
Other assets	87,629	88,448

Total assets	$181,809	$179,529

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total liabilities	$33,898	$34,923
Total shareholders’ equity	147,911	144,606

Total liabilities and shareholders’ equity	$181,809	$179,529

Consolidated Statements of Operations

PRELIMINARY / UNAUDITED

	Three months ended
	December 31,	Twelve months ended
(in thousands, except per share data)	2005	September 30, 2005
Revenues	$38,481	$150,648
Costs and expenses:
Direct costs	27,891	103,653
General and administrative	7,005	29,083
Selling and marketing	2,580	11,339
Depreciation and amortization	1,319	6,065
Restructuring and other charges	—	46

Total costs and expenses	38,795	150,186

(Loss) income before other income (loss) and income taxes	(314)	462

Other income (loss):
Interest income, net	657	1,736
Loss on sale of investments	—	(501)
Equity in net income (loss) of unconsolidated affiliate	59	(168)

Total other income	716	1,067

Income (loss) before income taxes	402	1,529
Provision for income taxes	4	127

Net income (loss)	$398	$1,402

Basic and diluted loss per share	$0.02	$0.07
Weighted average basic and diluted common shares
Basic	19,490	19,470
Diluted	19,627	19,593